Exhibit 99(a)(1)(iv)

Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of

JAVELIN Mortgage Investment Corp.
for
A Dollar Amount Equal to 87% of the Book Value per Share of Common Stock Determined Pursuant to the Terms of the Offer to Purchase Dated March 7, 2016
by

JMI Acquisition Corporation
a wholly-owned subsidiary of

ARMOUR Residential REIT, Inc.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON FRIDAY, APRIL 1, 2016, UNLESS THE OFFER IS EXTENDED.

March 7, 2016

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been engaged by ARMOUR Residential REIT, Inc. (“ARMOUR”), a Maryland corporation, to act as Information Agent in connection with the tender offer (the “Offer”) by JMI Acquisition Corporation (“Acquisition”), a Maryland corporation and a wholly-owned subsidiary of ARMOUR, to purchase all of the outstanding shares of common stock, par value $0.001 per share (the “Common Stock”), of JAVELIN Mortgage Investment Corp. (“JAVELIN”), a Maryland corporation, for a purchase price per share equal to 87% of the Book Value per Share of the Common Stock (the “Offer Price”) determined pursuant to the terms of the Offer to Purchase dated March 7, 2016 (the “Offer to Purchase”), in cash net to the seller, but subject to any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, and the related Letter of Transmittal (the “Letter of Transmittal,” which, together with the Offer to Purchase, contain the terms of the Offer) enclosed herewith.

Please furnish copies of the enclosed materials to those of your clients for whom you hold shares of JAVELIN Common Stock registered in your name or in the name of your nominee.

The Offer is not subject to any financing condition, but is conditioned upon a number of other conditions described in the section of the Offer to Purchase captioned “The Tender Offer—Section 12. Conditions to the Tender Offer.”

Enclosed with this letter are the following documents:

1.

Offer to Purchase;

2.

Form of Letter of Transmittal to be used by stockholders of JAVELIN in tendering shares, including an Internal Revenue Service Form W-9;

3.

Form of Notice of Guaranteed Delivery;

4.

JAVELIN’s Solicitation/Recommendation Statement on Schedule 14D-9;

5.

A printed letter that may be sent to your clients for whose accounts you hold JAVELIN Common Stock in your name, or in the name of your nominee, with space provided for obtaining the clients’ instructions with regard to the Offer; and

6.

A return envelope addressed to Continental Stock Transfer & Trust Company (the “Depositary”) with regard to the Offer.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME (THE “EXPIRATION TIME”), ON FRIDAY, APRIL 1, 2016, UNLESS THE OFFER IS EXTENDED.

The Offer is being made pursuant to an Agreement and Plan of Merger dated as of March 1, 2016, by and among ARMOUR, Acquisition and JAVELIN (as it may be amended from time to time, the “Merger Agreement”). The Merger Agreement provides, among other things, for the making of the Offer and also provides that if the conditions to the Offer are satisfied or waived (to the extent that they are waivable), following the purchase of the shares of Common Stock that are properly tendered in response to the Offer and not withdrawn, Acquisition will merge with and into JAVELIN (the “Merger”), with JAVELIN continuing as the surviving corporation, but becoming as a result of the Merger a wholly-owned subsidiary of ARMOUR. Each share of JAVELIN Common Stock that is outstanding immediately before the effective time of the Merger (other than shares owned by ARMOUR, Acquisition or JAVELIN) will, by virtue of the Merger, be canceled and converted into the right to receive an amount in cash per share equal to the Offer Price, without interest, less any applicable withholding taxes, as described in the Offer to Purchase. As a result of the Offer and the Merger, JAVELIN will cease to be a publicly traded company.

The Board of Directors of JAVELIN, acting upon the recommendation of an independent special committee of that Board consisting of the director who is not employed by or otherwise affiliated with ARMOUR, ARMOUR Capital Management LP, the external manager of both JAVELIN and ARMOUR, or any of their respective subsidiaries, unanimously (i) determined that the Merger Agreement and the transactions contemplated by it are advisable and in the best interests of JAVELIN and its stockholders, (ii) approved the Merger Agreement and the transactions contemplated by it, including the Offer and the Merger, and (iii) determined to recommend that JAVELIN’s stockholders tender their shares of Common Stock in response to the Offer, in each case subject to the terms and conditions set forth in the Merger Agreement.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of the Offer as it is extended or amended), Acquisition will be deemed to have accepted for payment and will pay for all shares of Common Stock that are validly tendered in response to the Offer, and not properly withdrawn, prior to the Expiration Time if and when Acquisition gives oral (to be confirmed in writing) or written notice to the Depositary of Acquisition’s acceptance of the tendered Common Stock for payment (except that if there is a subsequent offering period, shares that are properly tendered during the subsequent offering period will be accepted when, and paid for promptly after, they are received). In all cases, payment for tendered shares of Common Stock will be made only after timely receipt by the Depositary of (a) certificates representing the shares or confirmation of the book-entry transfer of the shares into the Depositary’s account at The Depository Trust Company (a “Book-Entry Confirmation”) in accordance with the procedures described in the Offer to Purchase under the caption “The Offer—Section 3. Acceptance and Payment for Shares,” (b) a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal or any customary documents required by the Depositary. Under no circumstances will interest be paid on the Offer Price, regardless of any extension of the Offer or any delay in making payment for shares.

Neither ARMOUR nor Acquisition will pay any fees or commissions to any broker or dealer or other person (other than the Information Agent and the Depositary as described in the Offer to Purchase) in connection with the solicitation of tenders of shares of JAVELIN Common Stock in response to the Offer. You will be reimbursed upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed offering materials to your clients. If holders of JAVELIN Common Stock wish to tender their shares, but it is impracticable for them to deliver the certificates representing the tendered shares or other required documents, or to complete the procedures for delivery by book-entry transfer, prior to the time the Offer expires, a tender may be effected by following the guaranteed delivery procedures described in the Offer to Purchase, the Letter of Transmittal and the notice of guaranteed delivery.

Questions and requests for assistance or for additional copies of the enclosed materials may be directed to us at our address and telephone number set forth below and in the Offer to Purchase. Additional copies of the enclosed materials will be furnished at Acquisition’s expense.

Very truly yours,

Alliance Advisors LLC

NOTHING CONTAINED IN THIS LETTER OR IN THE ENCLOSED DOCUMENTS WILL RENDER YOU OR ANY OTHER PERSON AS AN AGENT OF ARMOUR, ACQUISITION, JAVELIN, THE INFORMATION AGENT, THE DEPOSITARY, OR ANY OF THEIR AFFILIATES, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER THAT IS NOT CONTAINED IN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

The Information Agent for the Tender Offer is:

200 Broadacres Drive, 3rd Floor

Bloomfield, NJ  07003

Stockholders may call toll free: (888) 991-1294
Banks and Brokers may call collect: (973) 873-7721